Exhibit 99.1	EXECUTION COPY

Florida Gaming Centers, Inc	Florida Gaming Corporation
c/o Florida Gaming Corporation	3500 NW 37th Avenue
3500 NW 37th Avenue	Miami, FL 33142
Miami, FL 33142

Attention of Dan Licciardi	Attention of Dan Licciardi
Facsimile: (305) 634-1712	Facsimile: (305) 634-1712

Freedom Holding, Inc.	Tara Club Estates, Inc.
c/o Florida Gaming Centers, Inc.	c/o Florida Gaming Centers, Inc.
c/o Florida Gaming Corporation	c/o Florida Gaming Corporation
3500 NW 37th Avenue	3500 NW 37th Avenue
Miami, FL 33142	Miami, FL 33142

Attention of Dan Licciardi	Attention of Dan Licciardi
Facsimile: (305) 634-1712	Facsimile: (305) 634-1712
City National Bank of Florida, as
Trustee under the Land Trust
Agreement, dated January 3, 1979,
known as Trust Number 5003471
c/o Florida Gaming Centers, Inc.
c/o Florida Gaming Corporation
3500 NW 37th Avenue
Miami, FL 33142

Attention of Dan Licciardi
Facsimile: (305) 634-1712

Re: Notice of Acceleration of Obligations; Notice of Demand on Credit Party Guaranty_

August 9, 2012

Reference is made to the Credit Agreement, dated as of April 25, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Florida Gaming Centers, Inc. (the "Borrower"), Florida Gaming Corporation ("Holdings"), the lenders from time to time party thereto, and ABC Funding, LLC ("ABC"), as the Administrative Agent (the "Administrative Agent"). Each defined term used herein and not defined herein shall have the meaning ascribed thereto in the Credit Agreement.

As you know, numerous Events of Default have occurred and are continuing, including without limitation, those Events of Default that Holdings and the Borrower acknowledged and agreed had occurred and are continuing pursuant to that certain letter agreement, dated as of April 23, 2012, between Holdings, the Borrower and the Administrative Agent attached hereto as Exhibit A. In addition, an Event of Default has occurred and is continuing pursuant to Section 7.01(a) of the Credit Agreement as a result of the Borrower's failure to pay the Scheduled Term Loan Payment Amount due and payable on July 31, 2012.

A. Notice of Acceleration

Pursuant to Section 7.01 of the Credit Agreement, the Administrative Agent, at the request of the Required Lenders, hereby declares all of the outstanding Loans and all other Obligations immediately due and payable.

B. Demand under the Credit Party Guaranty

Pursuant to the Credit Party Guaranty, each Guarantor (as defined in the Credit Party Guaranty) jointly and severally unconditionally guaranteed to the Administrative Agent, on behalf of the Holders of Obligations, the prompt payment and performance of all Guaranteed Obligations (as defined in the Credit Party Guaranty). The Administrative Agent, at the request of the Required Lenders, hereby demands payment from the Guarantors in respect of all of the Guaranteed Obligations.

Neither this letter nor any other communication or course of dealing shall be deemed or otherwise operate as a waiver of (or forbearance with respect to) any present or future Default or Event of Default, including, without limitation, those referenced in this letter, or as a waiver of (or forbearance with respect to) the ability of the Administrative Agent or the other Lenders to exercise any right, power, and/or remedy, whether under any Loan Document and/or under any applicable law or in equity, in connection therewith. No failure on the part of any Lender or the Administrative Agent in exercising any right or power under the Credit Agreement or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Nothing in this letter shall be construed as a representation by the Administrative Agent that the Events of Default set forth above or otherwise referenced in this letter constitute a full recitation of all existing Events of Default under the Credit Agreement or the other Loan Documents. The Credit Agreement and each other Loan Document shall remain in full force and effect, and this letter shall not waive, affect, or diminish any right of Administrative Agent to demand strict compliance with and performance under the Credit Agreement and the other Loan Documents. All of the Administrative Agent's and the Lenders' rights, in law or in equity, are expressly reserved.

Please contact us with any questions related hereto.

[Remainder of Page Intentionally Blank}

Sincerely,

ABC FUNDING, LLC,
as Administrative Agent

By: Summit Partners, LP.
Its: Manager

By: Summit Master Company, LLC
Its: General Partner

By:	/s/ Illegible
Name:	Illegible
Title:	Illegible

EXHIBIT A

EVENT OF DEFAULT ACKNOWLEDGEMENT LETTER

Attached